                                                                     EXHIBIT 3.1

                           CERTIFICATE OF AMENDMENT OF

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF

                                  NANOSYS, INC.

         Calvin Y.H. Chow and Gavin McCraley certify that:

         1. They are the Chief Executive Officer and the Assistant Secretary, respectively, of Nanosys, Inc., a Delaware Corporation (the "Corporation"), originally incorporated on July 12, 2001.

         2. Article FOUR, Section (C)(4)(a)(iii)(C) of the Third Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

                  "(C)     shares of the Corporation's capital stock (or related
         options) issued to employees, officers, directors, consultants, or other persons performing services for the Corporation (including, but not by way of limitation, distributors and sales representatives) (collectively, "Service Providers"), or (at the request of a Service Provider) issued to third parties on behalf of any such Service Provider, pursuant to any stock offering plan or arrangement approved by the Board of Directors;"

         3. Article FOUR, Section (D)(2)(a) of the Third Amended and Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

                  "a.      Number of Directors. Except as reduced by Section
         D.2(c), there shall be eight (8) directors of the Corporation, provided that such number of directors may be increased with the affirmative vote or written consent of the holders of a majority of Common Stock and the holders of a majority of the Preferred Stock (voting on an as-converted basis), each voting as a separate class."

         IN WITNESS WHEREOF, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, which amends certain provisions of the Third Amended and Restated Certificate of Incorporation, as amended, of the Corporation, having been duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law, has been duly executed by its Chief Executive Officer and Assistant Secretary this 17th day of March, 2004.

                                       /s/ Calvin Y.H. Chow
                                       -----------------------------------------
                                       Calvin Y.H. Chow, Chief Executive Officer

                                       /s/ Gavin McCraley
                                       -----------------------------------------
                                       Gavin McCraley, Assistant Secretary

                           CERTIFICATE OF AMENDMENT OF

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF

                                  NANOSYS, INC.

         Lawrence A. Bock and Michael J. O'Donnell certify that:

         1. They are the President and the Secretary, respectively, of Nanosys, Inc., a Delaware Corporation (the "Corporation") originally incorporated on July 12, 2001.

         2. The first paragraph of Article FOUR of the Third Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                  "FOUR.   This Corporation is authorized to issue two classes
         of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Ninety-Three Million Seven Hundred Fifty Thousand (93,750,000), Fifty-Three Million Five Hundred Thousand (53,500,000) of which are designated Common Stock (the "Common Stock") and Forty Million Two Hundred Fifty Thousand (40,250,000) shares of which are designated Preferred Stock (the "Preferred Stock"). Of the Preferred Stock, Five Million Five Hundred Thousand (5,500,000) shares are designated Series A Preferred Stock (the "Series A Preferred"), Thirteen Million (13,000,000) shares are designated Series B Preferred Stock (the "Series B Preferred") and Twenty-One Million Seven Hundred Fifty Thousand (21,750,000) shares are designated Series C Preferred Stock (the "Series C Preferred"). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share."

                  IN WITNESS WHEREOF, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, which amends certain provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law, has been duly executed by its President and Secretary this 4th day of June, 2003.

                                       /s/ Lawrence A. Bock
                                       -----------------------------------------
                                       Lawrence A. Bock, President

                                       /s/ Michael J. O'Donnell
                                       -----------------------------------------
                                       Michael J. O'Donnell, Secretary

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                                  NANOSYS, INC.

         Nanosys, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         A. The name of the corporation is Nanosys, Inc. The corporation was originally incorporated under the same name and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware is July 12, 2001.

         B. Pursuant to sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of this corporation.

         C. The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

         ONE.     The name of the corporation is Nanosys, Inc. (the
"Corporation" or the "Company").

         TWO.     The address of the registered office of the Corporation in the
State of Delaware is the Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent at that address is The Corporation Trust Company.

         THREE.   The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

         FOUR.    This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Ninety Million Seven Hundred Fifty Thousand (90,750,000), Fifty-Two Million (52,000,000) shares of which are designated Common Stock (the "Common Stock") and Thirty-Eight Million Seven Hundred and Fifty Thousand (38,750,000) shares of which are designated Preferred Stock (the "Preferred Stock"). Of the Preferred Stock, Five Million Five Hundred Thousand (5,500,000) shares are designated Series A Preferred Stock (the "Series A Preferred"), Thirteen Million (13,000,000) shares are designated Series B Preferred Stock (the "Series B Preferred") and Twenty Million Two Hundred Fifty Thousand (20,250,000) shares are designated Series C Preferred Stock (the

"Series C Preferred"). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share, and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

         The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

         A. Dividends. The holders of the Preferred Stock shall be entitled to receive dividends out of funds legally available therefor, at the annual rates of $0.024, $0.096 and $0.149 per share of Series A Preferred, Series B Preferred or Series C Preferred, respectively, held by them, as adjusted for stock splits, stock dividends, recapitalizations, and similar events, prior and in preference to the declaration or payment of any dividend or other distribution (payable other than in Common Stock) with respect to the Common Stock, when, as and if declared by the Board of Directors. Such dividends shall not be cumulative and no right to such dividends shall accrue to holders of Preferred Stock unless declared by the Board of Directors. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless (i) dividends shall have been paid or declared and set apart for payment, on account of all shares of Preferred Stock then issued and outstanding, at the aforesaid rates for such calendar year, and (ii) the Corporation shall declare and pay at the same time to each holder of Preferred Stock a dividend equal to the dividend that would have been payable to such holder if the shares of Preferred Stock held by such holder had been converted into Common Stock on the record date for the determination of holders of Common Stock entitled to receive such dividend.

         B.       Liquidation Preference.

                  1. Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary (each a "Liquidation Event"), the holders of Series A Preferred, Series B Preferred and Series C Preferred shall be entitled to receive on a pari passu basis and prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.30 (the "Original Series A Issue Price"), $1.20 (the "Original Series B Issue Price") or $1.867 (the "Original Series C Issue Price") per share (each as adjusted for Preferred Stock splits, Preferred Stock dividends, recapitalizations, and similar events relating to the Preferred Stock) for each share of Series A Preferred, Series B Preferred or Series C Preferred then held and, in addition, an amount equal to all declared but unpaid dividends on the Series A Preferred, Series B Preferred or Series C Preferred, as applicable. If the assets and funds thus distributed among the holders of the Series A Preferred, Series B Preferred and Series C Preferred are insufficient to permit the payment to such holders of their full preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of Series A Preferred, Series B Preferred and Series C Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive under this Section B(1). No payment shall be made with respect to the Common Stock unless and until full payment has been made to the holders of the Series A Preferred, Series B Preferred and Series C Preferred of the amounts they are entitled to receive under this Section B(1).

                  2. Remaining Assets. After payment to the holders of the Preferred Stock of the amounts set forth in Section B(1) above, the remaining assets and funds of the Corporation legally available for distribution, if any, to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata and based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock), provided that the maximum distribution that a holder of Preferred Stock may receive pursuant to Sections B(1) and (2) is 225% of the sum of (i) Original Series A Issue Price multiplied by the number of shares of Series A Preferred then held by such holder, (ii) Original Series B Issue Price multiplied by the number of shares of Series B Preferred then held by such holder, and (iii) Original Series C Issue Price multiplied by the number of shares of Series C Preferred then held by such holder. All remaining assets and funds after the maximum distribution to the holders of Series A Preferred, Series B Preferred and Series C Preferred shall be distributed to the holders of Common Stock.

                  3. Reorganization or Merger. A reorganization, merger or consolidation of the Corporation with or into any other corporation or entity or a sale, conveyance or encumbrance of all or substantially all of the assets of the Corporation, in which transaction or series of related transactions the Corporation's stockholders immediately prior to such transaction own immediately after such transaction less than 50% of the equity securities of the surviving corporation or its parent, shall be deemed to be a Liquidation Event within the meaning of this Section B, unless the holders of two-thirds in voting power of the then outstanding shares of Preferred Stock (voting on an as-converted basis) elect to the contrary; such election to be made by giving written notice thereof to the Corporation at least three days before the effective date of such event. If such notice is given with respect to the Preferred Stock, the provisions of Section C.6(d) shall apply. Unless such election is made with respect to the Preferred Stock, any amounts received by the holders of such Preferred Stock as a result of such merger or consolidation shall be deemed to be applied toward, and all consideration received by the Corporation in such asset sale together with all other available assets of the Corporation shall be distributed toward, the preferred liquidation distributions of the holders of Preferred Stock.

                  4. Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

                           a.       The method of valuation of securities not
subject to investment letter or other similar restrictions on free marketability shall be as follows:

                                    (i)      if the securities are then traded
on a national securities exchange or the Nasdaq National Market (or a similar quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                                    (ii)     if actively traded
over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                                    (iii)    if there is no active public
market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                           b.       The method of valuation of securities
subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subsections (a)(i), (ii) or (iii) of this Section B.4 to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

                  5. Notice and Opportunity to Exercise Conversion Rights. Notwithstanding anything to the contrary that may be inferred from the provisions of this Section B, each holder of Preferred Stock shall be entitled to receive notice from the Corporation of any proposed liquidation, dissolution or winding-up of the Corporation at least ten (10) days prior to the date on which any such liquidation, dissolution or winding-up of the Corporation is scheduled to occur and, at any time prior to any such liquidation, dissolution or winding-up of the Corporation, to convert any or all of such holder's shares of Series A Preferred, Series B Preferred or Series C Preferred into shares of Common Stock pursuant to Section C hereof.

         C. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  1. Right to Convert. Each share of Preferred Stock shall be convertible, at the option of and without the payment of any additional consideration by the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Issuance Price (as defined below) by the Conversion Price (as defined below) in effect at the time of conversion. The Issuance Prices for the Series A Preferred, Series B Preferred and Series C Preferred shall be $0.30, $1.20 and $1.867, respectively. The Conversion Prices for the Series A Preferred, Series B Preferred and Series C Preferred, shall initially be $0.30, $1.20 and $1.867, respectively, subject to adjustment as provided below. The number of shares of Common Stock into which a share of Series A Preferred, Series B Preferred or Series C Preferred is convertible is hereinafter referred to as the "Conversion Rate" of such series of Preferred Stock, as appropriate.

                  2. Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933 (the "Act") covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Corporation of more than $30,000,000 and with (a) a price per share of at least $5.60 (as adjusted for stock splits, stock dividends, recapitalizations and similar events), or (b) the election of the holders of at least a majority of the shares of Preferred Stock then outstanding voting on an as-converted basis; or (ii) upon the consent of holders of at least Sixty-Six and Two-Thirds percent (662/3%) of the Preferred Stock then outstanding voting on an as-converted basis.

                  3. Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, Series B Preferred or Series C Preferred, and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section C.2 above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or the Corporation's transfer agent that such certificates have been lost, stolen or destroyed and executes an affidavit to such effect, in a form reasonably satisfactory to the Corporation. The Corporation shall, as soon as practicable after such delivery, or such affidavit in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred, Series B Preferred or Series C Preferred, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, Series B Preferred or Series C Preferred to be converted, or in the case of automatic conversion in connection with an underwritten public offering, immediately prior to the closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  4. Adjustments to Conversion Price of Preferred Stock for Dilutive Issues:

                           a.       Special Definitions. For purposes of this
Section C.4, the following definitions shall apply:

                                    (i)      "Options" shall mean rights,
options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                    (ii)     "Convertible Securities" shall mean
any evidences of indebtedness, shares of capital stock (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                                    (iii)    "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section C.4(b), deemed to be issued) by the Corporation, other than:

                                             (A)      shares of the
Corporation's Common Stock issued upon conversion of the Preferred Stock;

                                             (B)      shares of the
Corporation's capital stock issued pursuant to bone fide, arms-length acquisitions, mergers, technology licenses or purchases, corporate partnering agreements or other similar transactions approved by the Board of Directors;

                                             (C)      shares of the
Corporation's capital stock (or related options) issued to employees, officers, directors, consultants, or other persons performing services for the Corporation (including, but not by way of limitation, distributors and sales representatives) pursuant to any stock offering plan or arrangement approved by the Board of Directors;

                                             (D)      shares of the
Corporation's capital stock issued to financial institutions in connection with the extension of credit to the Corporation, or to lessors in connection with the lease of equipment or real property, which issuances are approved by the Board of Directors;

                                             (E)      shares of the
Corporation's Common Stock issued in connection with any stock split, stock dividend, or combination thereof by the Corporation;

                                             (F)      all shares of Common Stock
issued or issuable upon conversion of Convertible Securities issued and outstanding on the date this document is filed with the Delaware Secretary of State; or

                                             (G)      shares issued in a public
offering in which all of the Preferred Stock will be converted.

                           b.       Deemed Issue of Additional Shares of Common
Stock.

                                    (i)      Options and Convertible Securities.
In the event the Corporation at any time or from time to time after the original issuance date for the Series C Preferred shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time and without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section C.4(d) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price for the Series A Preferred, Series B Preferred or Series C Preferred, as applicable, in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and, provided further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                             (A)      no further adjustment in
the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                             (B)      if such Options or
Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                             (C)      upon the expiration of any
such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;

                                             (i)      in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                             (ii)     in the case of Options for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                             (D)      no readjustment pursuant
to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                             (E)      in the case of any Options
which expire by their terms not more than 90 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                           c.       Adjustment of Conversion Price Upon Issuance
of Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(b)(i)) after the original issuance date for the Series C Preferred without consideration or for consideration per share less than the Conversion Price for the Series A Preferred, Series B Preferred or Series C Preferred, as applicable, in effect on the date of and immediately prior to such issue (a "Dilutive Issuance"), then and in such event, the Conversion Price for the Series A Preferred, Series B Preferred or Series C Preferred, as applicable, shall be reduced, concurrently with such issue, to a price determined by multiplying such Series A Preferred Conversion Price, Series B Preferred Conversion Price or Series C Preferred Conversion Price by a fraction, as applicable, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares issuable upon conversion of the outstanding Preferred Stock and shares issuable upon exercise, conversion or exchange of Options, convertible securities or warrants for Preferred Stock) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Preferred Conversion Price, Series B Preferred Conversion Price or Series C Preferred Conversion Price, as applicable; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including shares issuable upon conversion of the outstanding Preferred Stock and shares issuable upon exercise, conversion or exchange of Options, convertible securities or warrants for Preferred Stock) plus the number of such Additional Shares of Common Stock so issued.

                           d.       Determination of Consideration. For purposes
of this Section C.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (i)      Cash and Property: Such
consideration shall:

                                             (A)      insofar as it consists of
cash, be computed at the aggregate amount of cash received by the Corporation.

                                             (B)      insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors irrespective of any accounting treatment; and

                                             (C)      in the event Additional
Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
(A) and (B) above, as determined in good faith by the Board of Directors.

                                    (ii)     Options and Convertible Securities.
The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.4(b), relating to Options and Convertible Securities, shall be determined by dividing:

                                             (A)      the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                             (B)      the maximum number of
shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  5. Fractional Shares. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Series A Preferred, Series B Preferred or Series C Preferred, as applicable, as determined by the Board of Directors of the Corporation. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  6. Adjustment of Conversion Price; Cash Dividends; Merger Consideration.

                           a.       The Conversion Price of each share of Series
A Preferred, Series B Preferred and Series C Preferred shall be subject to adjustment from time to time as follows: (i) if the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Prices of the Series A Preferred, Series B Preferred and Series C Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred, Series B Preferred and Series C Preferred shall be increased in proportion to such increase of outstanding shares; or (ii) if the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Prices of the Series A Preferred, Series B Preferred and Series C Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Series A Preferred, Series B Preferred and Series C Preferred shall be decreased in proportion to such decrease in outstanding shares.

                           b.       In case the Corporation shall declare a cash
dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, the holders of the Series A Preferred, Series B Preferred and Series C Preferred shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Series A Preferred, Series B Preferred and Series C Preferred is then convertible.

                           c.       In the event that the Common Stock issuable
upon the conversion of the Series A Preferred, Series B Preferred and Series C Preferred shall be changed into the same or a different number of shares of any class or series of stock or other securities or property, whether by capital reorganization, reclassification, recapitalization or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets provided for below), then and in each such event the holder of any shares of Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, recapitalization or other change by the holder of a number of shares of Common Stock equal to the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, recapitalization or change, all subject to further adjustment as provided herein.

                           d.       In the event that the Corporation shall
merge or consolidate with or into another entity or sell all or substantially all of its assets, and such consolidation, merger or sale is not treated as a liquidation under Section B.3, each share of Series A Preferred, Series B Preferred and Series C Preferred shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred, Series B Preferred or Series C Preferred would have been entitled to receive upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section C with respect to the rights and interest thereafter of the holders of shares of such Preferred Stock, to the end that the provisions set forth in this Section C (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of such Preferred Stock. The provisions of this Section C.6(d) shall similarly apply to successive reorganizations, reclassification, consolidations, mergers, sales or other dispositions.

                           e.       All calculations under Section C.4 and this
Section C.6 shall be made to the nearest one hundredth (1/100) of one cent or to the nearest one hundredth (1/100) of a share, as the case may be.

                  7. Minimal Adjustments. No adjustment in the Conversion Price for the Series A Preferred, Series B Preferred or Series C Preferred need be made if such adjustment would result in a change in the Conversion Price of less than $0.001. Any adjustment of less than $0.001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.001 or more in the Conversion Price.

                  8. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

                  9. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Rate pursuant to Section C, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred, Series B Preferred or Series C Preferred, as applicable, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time from any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the applicable Conversion Rates at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

                  10. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or to receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution or right, and the amount and character of such dividend, distribution or right.

                  11. Notices. Any notice required by the provisions of this Section C.4 to be given to any holder of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

                  12. Common Stock Reserved. The Corporation shall reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Preferred Stock, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  13. Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Preferred Stock.

                  14. Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the otherwise permissible timely conversion or transfer of such Preferred Stock or Common Stock.

                  15. Validity of Shares. The Corporation agrees that it will from time to time take all such actions as may be required to assure that all shares of Common Stock which may be issued upon conversion of any Preferred Stock will, upon issuance, be legally and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

         D.       Voting Rights.

                  1. Generally. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of such Preferred Stock could be converted on the record date for the vote or written consent of stockholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon all matters submitted to a vote of stockholders, except with respect to those matters required pursuant to Section E or by law to be submitted to a class or series vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be disregarded. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                  2.       Directors.

                           a.       Number of Directors. Except as reduced by
Section D.2(c), there shall be seven (7) directors of the Corporation, provided that such number of directors may be increased with the affirmative vote or written consent of the holders of a majority of Common Stock and the holders of a majority of the Preferred Stock (voting on an as-converted basis), each voting as a separate class.

                           b.       Election by Class. The directors shall be
elected as follows:

                                    (i)      One director (the "Series B
Director") shall be elected by the holders of a majority of the outstanding shares of Series B Preferred voting together as a single class;

                                    (ii)     Two directors (the "Series A
Directors") shall be elected by the holders of a majority of the outstanding shares of Series A Preferred voting together as a single class;

                                    (iii)    Two directors (the "Common
Directors") shall be elected by the holders of a majority of the outstanding shares of Common Stock voting together as a single class; (iv) Any remaining directors (the "Joint Directors") shall be elected by the holders of a majority of the outstanding Common Stock and Preferred Stock voting together as a single class, on an as-converted-to-Common Stock basis.

                           c.       Removal of Directors, Reduction of Number of
Directors.

                                    (i)      If at any time there are fewer than
300,000 shares (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series B Preferred outstanding (i) the right of the holders of the shares of Series B Preferred to elect the Series B Preferred Director will terminate, (ii) a voting shift shall be effected and the term of office of the Series B Director will automatically terminate, and (iii) the authorized number of directors shall be reduced by one. In addition, the Series B Director may be removed by vote or written consent of a majority of the shares of Series B Preferred then outstanding, voting as a single class.

                                    (ii)     If at any time there are fewer than
100,000 shares (appropriately adjusted for stock splits, stock dividends, recapitalizations and similar events) of Series A Preferred outstanding (i) the right of the holders of the shares of Series A Preferred to elect Series A Preferred Directors will terminate, (ii) a voting shift shall be effected and the term of office of the Series A Directors will automatically terminate, and
(iii) the authorized number of directors shall be reduced by two. In addition, the Series A Directors may be removed by vote or written consent of a majority of the shares of Series A Preferred then outstanding, voting as a single class.

                                    (iii)    The Common Directors may be removed
by vote or written consent of a majority of the shares of Common Stock then outstanding, voting as a single class.

                                    (iv)     The Joint Directors may be removed
by vote or written consent of a majority of the shares of Common Stock and Preferred Stock then outstanding, voting together as a single class on an as-converted-to-Common Stock basis.

                           d.       Vacancies.

                                    (i)      In the event of a vacancy on the
Board of Directors created by the resignation, death, or removal of a Series B Director, such vacancy shall be filled: (i) by the Corporation's Board of Directors upon receipt by the Board of Directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of the Series B Preferred then outstanding, or (ii) by vote or written consent of the holders of a majority of the Series B Preferred then outstanding.

                                    (ii)     In the event of a vacancy on the
Board of Directors created by the resignation, death, or removal of a Series A Director, such vacancy shall be filled: (i) by the Corporation's Board of Directors upon receipt by the Board of Directors of, and in accordance with, written consents specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of the Series A Preferred then outstanding, or (ii) by vote or written consent of the holders of a majority of the Series A Preferred then outstanding

                                    (iii)    In the event of a vacancy on the
Board of Directors created by the resignation, death, or removal of a Common Director, such vacancy shall be filled: (i) by the Corporation's Board of Directors upon receipt by the Board of Directors of, and in accordance with, a written consent specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Common Stock then outstanding, or
(ii) by vote or written consent of the holders of a majority of the Common Stock then outstanding.

                                    (iv)     In the event of a vacancy on the
Board of Directors created by the resignation, death, or removal of a Joint Director, such vacancy shall be filled: (i) by the Corporation's Board of Directors upon receipt by the Board of Directors of, and in accordance with, a written consent specifying the new director to fill such vacancy and signed by the holders of a majority of the shares of Common Stock and Preferred Stock then outstanding, voting as a single class on an as-converted-to-Common Stock basis, or (ii) by vote or written consent of the holders of a majority of the Common Stock and Preferred Stock then outstanding, voting together as a single class on an as-converted-to-Common Stock basis.

                           e.       Committees of Board of Directors. No audit
committee or compensation committee of the Board of Directors may include any director who is an officer, employee or consultant of the Corporation; provided, however, that Larry Bock may continue to serve on the compensation committee of the Board of Directors until his successor is duly elected and qualified or until his earlier resignation or removal.

                           f.       Right to Call Meetings. In addition to any
rights which may be available under the Corporation's Bylaws or otherwise under law, the holders of not less than twenty percent (20%) in voting power of the outstanding Preferred Stock shall be entitled to call meetings of the stockholders of the Corporation. Within five (5) business days after written application by the holders of not less than twenty percent (20%) in voting power of the outstanding Preferred Stock, the President or Secretary, or such other officer of the Corporation as may be authorized in the Bylaws of the Corporation to give notice of meetings of stockholders of the Corporation, shall notify each stockholder of the Corporation entitled to such notice of the date, time, place and purpose of such meeting. No meeting of stockholders called pursuant to this Section D(2) shall take place more than ten (10) days after the date notice of such meeting is given.

         E. Protective Provisions. In addition to any other rights provided by law, so long as 300,000 shares of Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of at least Sixty-Six and Two-Thirds percent (66 2/3%) of the then outstanding shares of Preferred Stock voting together as a single class:

                  1. materially and adversely alter or change the express rights, preferences, privileges or restrictions on the Preferred Stock;

                  2. increase or decrease the aggregate number of authorized shares of Preferred Stock;

                  3. authorize or create any series or class of capital stock having rights, preferences or privileges senior to, or pari passu with, the Series A Preferred, Series B Preferred or Series C Preferred;

                  4. authorize (i) a merger or consolidation after which the stockholders of the Corporation shall own less than a majority of the outstanding voting stock of the surviving corporation or (ii) a sale of all or substantially all of the assets of the Corporation;

                  5. authorize a liquidation or dissolution of the Corporation; and

                  6. declare or pay any cash dividend or redeem or repurchase any shares of capital stock of the Corporation (other than redemption or repurchase from terminated employees or service providers pursuant to contractual rights of repurchase or redemption).

         F. Status of Converted Stock. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         G. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

         FIVE.    The Corporation is to have perpetual existence.

         SIX.     In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be altered, amended or repealed by the Board of Directors of the Corporation, with, and only with, the approval of a majority of the directors then in office.

         SEVEN.   The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

         EIGHT.   Meetings of stockholders may be held within or without the
State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         NINE.    The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys' fees, incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any Bylaw, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article NINE shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal.

         TEN. No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director's breach of his fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article TEN shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

         ELEVEN. Advance notice of new business and stockholder nomination for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

         TWELVE. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         A. This Third Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

         B. This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Nanosys, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be signed by the President on April 10, 2003.

                                             Nanosys, Inc.

                                             By: /s/ Lawrence A. Bock
                                                 -------------------------------
                                                 Lawrence A. Bock, President

ATTEST:

By: /s/ Michael J. O'Donnell
    --------------------------------
    Michael J. O'Donnell, Secretary

  (Signature Page to Third Amended and Restated Certificate of Incorporation)